Exhibit 99.1

Universal Biosensors, Inc.

ARBN 121 559 993

1 Corporate Avenue

Rowville Victoria 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

30 May 2019

Term Sheet Extension

On 8 February 2019, Universal Biosensors, Inc. and Universal Biosensors Pty Ltd (collectively “UBI”) entered into a term sheet agreement (the “Agreement”) with Siemens Healthcare Diagnostics Inc. (“Siemens”) pursuant to which UBI and Siemens (the “Parties”) have agreed to negotiate in good faith for a period of 120 days regarding possible modifications to their commercial relationship. The material terms of the Agreement are summarised in the announcement by UBI released to ASX on 11 February 2019.

The Parties have agreed to extend the term of the Agreement by 90 days with effect from 29 May 2019. This extension enables both Parties to continue advancing the discussions around possible modifications to their commercial relationship, including the Collaboration Agreement and Supply Agreement.

UBI advises that it continues to comply with the Collaboration Agreement, Supply Agreement and the Agreement. It remains committed to achieving a commercial agreement with Siemens and the extension of the Agreement should assist in this regard. Notwithstanding its ongoing efforts to achieve a satisfactory commercial outcome, there remains a risk of arbitration or litigation which is not currently UBI’s preferred outcome but may be necessary to protect the interests of its shareholders.

Ends

Enquiries:

Mr. Rick Legleiter

Mr. Salesh Balak

+61 3 9213 9000

About Universal Biosensors

For additional information regarding Universal Biosensors, refer to: http://www.universalbiosensors.com.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of the US Securities Exchange Act of 1934. Forward-looking statements in this release include statements regarding our expectations, beliefs, hopes, intentions or strategies. All forward-looking statements included in this release are based upon information available to us as of the date hereof, and we assume no obligation to update any such forward-looking statement as a result of new information, future events or otherwise. Our actual results could differ materially from our current expectations. We cannot assure you when, if at all, the proposals outlined in this release will occur, and the terms of any such proposal are subject to change. Factors that could cause or contribute to such differences include, but are not limited to, factors and risks disclosed from time to time in reports filed with the SEC.